Exhibit 10.22

FORM OF PROPETRO HOLDING CORP.
2017 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

ProPetro Holding Corp., a Delaware corporation (the “Company”), pursuant to its 2017 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”).  The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	_______________________
Grant Date:	_______________________
Exercise Price Per Share:	$_________
Total Exercise Price:	$_________
Total Number of Shares Subject to Option:	__________
Expiration Date:	__________, 2027
Type of Option:	☐ Incentive Stock Option ☐ Non-Qualified Stock Option
Vesting Schedule:	_______________________

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice.  Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.  In connection with the grant of the Option, Participant shall cause his or her spouse, civil union partner or registered domestic partner, if any, to execute the consent attached hereto as Exhibit B as soon as practicable following the Grant Date.

PROPETRO HOLDING CORP.		PARTICIPANT

By:		By:
Print Name:	[_____________]	Print Name:
Title:	[_____________]

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

ARTICLE I.
GENERAL

1.1       Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a)        “Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) Participant’s willful failure to substantially perform his or her duties for a Company Group Member (other than any such failure resulting from Participant’s Disability); (ii) Participant’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on a Company Group Member’s premises or while performing Participant’s duties and responsibilities for a Company Group Member; (v) Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of a Company Group Member, or breach of fiduciary duty against a Company Group Member (or any predecessor thereto or successor thereof); or (vi) Participant’s material breach of this Agreement or any other agreements with any Company Group Member (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after any Company Group Member has provided Participant written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by Participant).  Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

(b)        “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(c)        “CIC Qualifying Termination” shall mean Termination of Service of Participant by the applicable Company Group Member without Cause upon or within twelve (12) months immediately following a Change in Control.

(d)        “Company Group” shall mean the Company and its Subsidiaries.

(e)        “Company Group Member” shall mean each member of the Company Group.

(f)        “Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(g)        “Retirement” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Retirement” shall mean termination of Participant’s employment by Participant on or following his or her attainment of both (i) age 60 and (ii) ten years of services with the Company Group (together with all predecessors thereto).

(h)        “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Participant while employed by or providing services to any Company Group Member or any affiliate thereof concerning (i) the business or affairs of the Company Group Members (or such affiliates), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by Participant in breach of this Agreement) in a form generally available to the public prior to the date Participant proposes to disclose or use such information.  Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(i)         “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Participant (whether or not during usual business hours, whether or not by the use of the facilities of the Company Group, and whether or not alone or in conjunction with any other Person) while employed by, or providing services to, any Company Group Member (including those conceived, developed or made prior to the date of Participant’s employment by or services with any Company Group Member) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

1.2       Incorporation of Terms of Plan.  The Option is subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.
GRANT OF OPTION

2.1       Grant of Option.  In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to

Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan.

2.2       Exercise Price.  The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

2.3       Consideration to the Company.  In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Company Group Member. Nothing in the Plan, the Grant Notice or this Agreement shall confer upon Participant any right to continue in the employ or service of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between any Company Group Member and Participant.

ARTICLE III.
PERIOD OF EXERCISABILITY

3.1       Commencement of Exercisability.

(a)        Subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 6.9 and 6.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)        Notwithstanding the Grant Notice or the provisions of Sections 3.1(a) and (c), (i) in the event of a CIC Qualifying Termination, the Option shall become vested and exercisable in full on the Cessation Date and (ii) in the event of Participant’s Termination of Service by reason of Participant’s death, Retirement or Disability, the portion of the Option that would have become vested and exercisable had Participant remained employed until the first anniversary of the Cessation Date shall immediately vest and become exercisable as of the Cessation Date.

(c)        Unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to Section 3.1(b) or any employment or similar agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.

3.2       Duration of Exercisability.  The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative.  Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

3.3       Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)        The expiration date set forth in the Grant Notice;

(b)        Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the date of Participant’s Termination of Service by reason of Participant’s death, Retirement or Disability;

(c)        Except as the Administrator may otherwise approve, immediately upon Participant’s Termination of Service for Cause; and

(d)        Except as the Administrator may otherwise approve, the expiration of ninety (90) days from the date of Participant’s Termination of Service for any other reason.

3.4       Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)        The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:

(i)         by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii)        by the deduction of such amount from other compensation payable to Participant;

(iii)       with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv)       with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(v)        with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)       in any combination of the foregoing.

(b)        With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c)        In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises.  Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

(d)        Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option.  No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares.  The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

ARTICLE IV.
EXERCISE OF OPTION

4.1          Person Eligible to Exercise.  During the lifetime of Participant, only Participant may exercise the Option or any portion thereof.  After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

4.2          Partial Exercise.  Subject to Section 6.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

4.3          Manner of Exercise.  The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.

(a)        An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)        The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 hereof that is acceptable to the Administrator;

(c)        The payment of any applicable withholding tax in accordance with Section 3.4;

(d)        Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and

(e)        In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.

Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4          Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a)        Cash or check;

(b)        With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;

(c)        Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(d)        Any other form of legal consideration acceptable to the Administrator.

4.5          Conditions to Issuance of Shares.  The Company shall not be required to issue or deliver Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Company Group Member with respect to which the applicable withholding obligation arises.

4.6          Rights as Stockholder.  Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account).  No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 13.2 of the Plan.  Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V.
RESTRICTIVE COVENANTS

5.1       Restriction on Competition.  Participant hereby agrees that Participant shall not, at any time during the Noncompetition Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any Subsidiary or Affiliate thereof) any business or activity, within any of the states or territories within the United States or any other country, territory or state in which the Company Group operates, (i) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or service of the Company Group, or (ii) which the Company Group or any of its Affiliates has taken active steps to engage in or acquire, but only if Participant directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity).  Notwithstanding the foregoing, Participant shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

5.2       Non-Solicitation.  Participant hereby agrees that Participant shall not, at any time during the Nonsolicitation Restricted Period, directly or indirectly, either for Participant or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company Group to terminate his, her or its employment or arrangement with the Company Group, or otherwise change his, her or its relationship with the Company Group, or (ii) hire, or cause to be hired, any person who was employed by the Company Group at any time during the twelve (12)-month period immediately prior to date of Participant’s Termination of Service or who thereafter becomes employed by the Company Group.

5.3       Confidentiality.  Except as Participant reasonably and in good faith determines to be required in the faithful performance of Participant’s duties for the Company Group or in accordance with Section 5.5, Participant shall, during the Participant’s period of service with the Company Group and after the Cessation Date, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Participant’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  Participant’s obligation to maintain and not use, disseminate, disclose or publish, or use for Participant’s benefit or the benefit of any other Person, any Proprietary Information after the Cessation Date will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Participant’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group).  In accordance with 18 U.S.C. Section 1833, the Company hereby notifies Participant that, notwithstanding anything to the contrary herein, (a) Participant shall not be in breach of this Section 5.3 and shall not be held criminally or civilly liable under any  federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose a trade secret to Participant’s attorney, and may use trade secret information in the court proceeding, if  Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.4       Return of Company Group Property.  Upon Participant’s Termination of Service for any reason, Participant will promptly deliver to the Company Group (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company Group property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his or her possession, custody or control.

5.5       Response to Subpoena; Whistleblower Protection.  Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and Participant shall not be not required to notify the Company Group that such reports or disclosures have been made.

5.6       Non-Disparagement.  Participant agrees not to disparage the Company Group, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that Participant may confer in confidence with Participant’s legal representatives and make truthful statements as required by law.

5.7                            Restrictions Upon Subsequent Employment.  Prior to accepting other employment or any other service relationship during the Noncompetition Restricted Period, Participant shall provide a copy of this Article V to any recruiter who assists Participant in obtaining other employment or any other service relationship and to any employer or other Person with which Participant discusses potential employment or any other service relationship.

5.8                            Enforcement.  In the event the terms of this Article V shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.  Any breach or violation by Participant of the provisions of this Article V shall toll the running of any time periods set forth in this Article V for the duration of any such breach or violation.

5.9                            Forfeiture Upon Violation.  Notwithstanding any other provision of this Agreement that may provide to the contrary, in the event of Participant’s violation of any restrictive covenant within this Article V or any other agreement by and between Participant and any Company Group Member, as determined by the Company, in its sole discretion, then (a) the Option shall immediately be terminated and forfeited in its entirety and (b) Participant shall pay to the Company in cash any financial gain Participant realized from exercising all or a portion of the Option during the 12-month period immediately preceding (or at any time after) the date of such violation.  For purposes of this Section 5.9, “financial gain” shall equal the sum of (x) any excess of the greater of (i) the Fair Market Value per Share on the date of exercise and (ii) the Fair Market Value per Share as of the time of Participant’s sale of such Shares, if any, over the Exercise Price, multiplied by the number of Shares purchased pursuant to the exercise (without reduction for any Shares surrendered) and (y) any and all dividends paid to Participant with respect to the Shares purchased pursuant to the exercise.  By accepting this Option, Participant hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by any Company Group Member), by the amounts Participant owes to the Company under this Section 5.9.  To the extent such amounts are not recovered by the Company through such set-off, Participant agrees to pay such amounts immediately to the Company upon demand.  This right of set-off is in addition to any other remedies the Company may have against Participant for Participant’s breach of this Agreement or any other agreement.  Participant’s obligations under this Section 5.9 shall be cumulative (but not duplicative) of any similar obligations Participant may have pursuant to this Agreement or any other agreement with any Company Group Member.

5.10                    Injunctive Relief.  Participant recognizes and acknowledges that a breach of the covenants contained in this Article V will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Participant agrees that in the event of a breach of any of the covenants contained in this Article V, in addition to any other remedy which may be available at law or in equity, the Company Group will be entitled to specific performance and injunctive relief.

5.11                    Special Definition.  As used in this Article V, the following terms shall have the ascribed meanings:

(a)                               “Affiliate” shall mean shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

(b)                              “Noncompetition Restricted Period” shall mean the period from the Grant Date through the first (1st) anniversary of the Cessation Date.

(c)                               “Nonsolicitation Restricted Period” shall mean the period from the Grant Date through the second (2nd) anniversary of the Cessation Date.

ARTICLE VI.
OTHER PROVISIONS

6.1                            Administration.  The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons.  To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

6.2                            Whole Shares.  The Option may only be exercised for whole Shares.

6.3                            Option Not Transferable.  Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed.  Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

6.4                            Adjustments.  The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine.  Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.

6.5                            Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 6.5, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

6.6                            Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

6.7                            Governing Law.   The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

6.8                            Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

6.9                            Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

6.10                    Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth in Section 6.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

6.11                    Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

6.12                    Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

6.13                    Entire Agreement.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, subject to the last sentence of Section 5.9 hereof.

6.14                    Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A.  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

6.15                    Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

6.16                    Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

6.17                    Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.18                    Broker-Assisted Sales.  In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 3.4(a)(v) or Section 3.4(c) or the payment of the Exercise Price as provided in Section 4.4(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.

6.19                    Incentive Stock Options.  Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options.  Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.  Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

6.20                    Notification of Disposition.  If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant.  Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

* * * *

EXHIBIT B
TO OPTION AWARD GRANT NOTICE

PARTNER CONSENT

As the undersigned spouse, registered domestic partner or civil union partner (each, a “Partner”) of Participant, I hereby acknowledge that I have read that certain Stock Option Agreement by and between my Partner and the Company and dated as of [_____] (the “Agreement”), and that I understand its contents.  I am aware that the Agreement imposes certain restrictions on the transfer of the Shares subject to my Partner’s Option.  I agree that my Partner’s interest in the Option and the Shares subject to such Option are subject to the Agreement and any interest I may have in such Option and the Shares subject to such Option shall be irrevocably bound by the Agreement and further that my community property interest, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am free to seek advice with respect thereto from independent counsel.  I have either sought such advice or determined after carefully reviewing the Agreement and the Plan that I will waive such right.

Capitalized terms used in this consent and not defined herein shall have the meanings given to such terms in the Agreement.

Dated: ________________
Partner Signature

Partner Name

B-1